MAM Software Reports Fiscal Second Quarter Results

Delivers Organic Revenue Growth of 15% and recurring revenue of 85%; Continues Steady Progress on Key Development Projects

BLUE BELL, Pa., February 8, 2018 /PRNewswire/ -- MAM Software Group, Inc. (NASDAQ Capital Market: MAMS) (the "Company" or "MAM"), a leading global provider of on-premise and cloud-based business management solutions for the auto parts, tire and vertical distribution industries, announced the following financial results in accordance with U.S. generally accepted accounting principles (“GAAP”) for its second fiscal quarter and six months ended December 31, 2017, through the filing on February 8, 2018 of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission:

(In thousands, except per share data)	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2017	2016	2017	2016
Net revenues	$8,500	$7,382	$17,138	$15,444
Gross profit	$4,501	$3,888	$9,332	$8,632
Operating income	$823	$402	$2,350	$1,769
Income before provision for income taxes	$714	$280	$2,137	$1,527
Net income (loss)	$(79)	$250	$1,035	$1,463
Earnings (loss) per share attributed to common stockholders – basic	$(0.01)	$0.02	$0.09	$0.12
Earnings (loss) per share attributed to common stockholders – diluted	$(0.01)	$0.02	$0.09	$0.12
Weighted average shares outstanding – basic	11,825	11,716	11,820	11,709
Weighted average shares outstanding – diluted	11,825	11,813	12,151	11,805

Michael Jamieson, MAM's President and Chief Executive Officer commented, "The second quarter was another quarter of continued progress with our large, complex development projects highlighted by the first ‘go live’ of VAST Online at a Goodyear dealer location, which was followed by two additional locations in early January. We are incorporating feedback from these initial locations and making adjustments as we select and prepare for implementation at subsequent locations. We continue to be encouraged by the growing number of identified, new business opportunities, yet remain focused on successfully delivering on current business under contract to ensure customer satisfaction and protect the investments we have made in product development."

"Our financial results for the quarter, and year-to-date, were in-line with our expectations and reflect the positive impact that reshaping our business to a service model has had both on our earnings and cash generation,” continued Jamieson. "Our balance sheet remains strong with an increasing cash balance and lower debt outstanding driven by nearly $3.1 million in cash generated from operations during the first six months of fiscal year 2018, an increase of more than 9% compared to the first six months of fiscal year 2017."

Second Quarter Highlights:

●	Net revenues of $8.5 million were up 15.1% compared to $7.4 million for the same period last year. On a constant currency basis, revenues were up 10.3% over the same period last year.

●	Recurring revenues were 85.4% of total revenues compared to 85.3% of total revenues for the same period in the prior fiscal year.

●	Total Software as a Service (SaaS) revenues increased 29.7% year-over-year and 4.8% sequentially from the prior quarter.

●	Operating income was $823,000, or 9.7% of revenues, compared to $402,000, or 5.4% of revenues, for the same period last year.

●

Net loss was $79,000 compared to net income of $250,000 in the same period last year. The net loss included $729,000 of nonrecurring income tax expense from the implementation of U.S. Tax Cuts and Jobs Act (the “Tax Act”).

●	Adjusted EBITDA* was $1.1 million, or 12.9% of revenues, compared to $642,000, or 8.7% of revenues, for the same period last year.

Second Quarter Financial Results:

Net revenues were $8.5 million for the quarter ended December 31, 2017, compared to $7.4 million for the same period last year, an increase of $1.1 million or 15.1%.

●	On a constant currency basis, revenues were up 10.3% over the same period in the prior fiscal year.

●

Recurring revenue for the quarter was $7.3 million, or 85.4% of total revenue, an increase of $963,000 or 15.3%, over $6.3 million, or 85.3% of total revenue, for the second quarter last year. Sequentially, recurring revenue increased $172,000, or 2.4%, compared to $7.1 million, or 82% of total revenue, in the first quarter of fiscal year 2018.

●

Total Software as a Service (SaaS) revenue for the quarter was $2.7 million, an increase of $619,000, or 29.7%, year-over-year and an increase of $124,000, or 4.8%, sequentially when compared to the first quarter of fiscal 2018. The increase in the SaaS revenue was primarily attributable to a 21.4% increase in Autowork Online (SaaS) revenue for the quarter to $1.6 million, and a 42.8% increase in Autopart Online (SaaS) revenue for the quarter to $1.2 million.

●

Total Data as a Service (DaaS) revenue for the quarter was $2.4 million, an increase of $222,000, or 10.4%, year over year, and $24,000, or 1%, sequentially when compared to the fiscal first quarter of 2018.

Gross profit for the quarter was $4.5 million, or 53.0% of total revenue, an increase of $613,000 compared to $3.9 million, or 52.7% of total revenue, for the same period last year.

Operating expenses for the quarter increased by $192,000 to $3.7 million, an increase of 5.5% compared to $3.5 million for the same period last year. An increase in Research and Development expenses to support growth was partially offset by lower Sales and Marketing expenses.

Operating income for the quarter increased by $421,000, or 104.7%, to $823,000 compared to $402,000 for the same period last year.

Other expense for the quarter decreased by $13,000, or 10.7%, to $109,000 compared to $122,000 for the same period last year.

Provision for income taxes increased to $0.8 million, or an effective tax rate of 111%, for the quarter, as compared to $30,000, or an effective tax rate of 11%, for the same period last year. The increase in the effective tax rate was primarily due to the nonrecurring impact from the implementation of the Tax Act that resulted in a write-down of our net US federal deferred tax assets to the lower statutory tax rate and one-time repatriation tax on deemed repatriation of historical earnings of foreign subsidiaries in the current quarter, and a partial release of our valuation allowance last year.

Net loss for the quarter was $79,000, or $(0.01) per basic and diluted share, compared to net income of $250,000, or $0.02 per basic and diluted share, for the same period last year. The net loss for the quarter included $729,000, or $(0.06) per basic and diluted share, of additional income tax expense from the impact of the Tax Act.

Year-to-Date Financial Results:

Net revenues were $17.1 million for the six months ended December 31, 2017 compared to $15.4 million for the same period last year, an increase of $1.7 million, or 11.0%.

●	On a constant currency basis, revenues were up 8.8% over the same period in the prior fiscal year.

●

Recurring revenue for the first six months of fiscal 2018 was $14.3 million, or 83.7% of total revenue, an increase of $1.6 million, or 12.9%, compared to $12.7 million, or 82.3% of total revenue, for the first six months of the prior fiscal year.

●

Total Software as a Service (SaaS) revenue for the first six months of fiscal 2018 was $5.3 million, an increase of $1.2 million, or 29.3%, year-over-year. The increase in the SaaS revenue was primarily attributable to a 22.8% increase in Autowork Online (SaaS) revenue for the first six months of fiscal 2018 to $3.1 million, and a 39.7% increase in Autopart Online (SaaS) revenue for the first six months of fiscal 2018 to $2.2 million.

●	Total Data as a Service (DaaS) revenue for the first six months of fiscal 2018 was $4.7 million, an increase of $294,000, or 6.7%, when compared to the first six months of fiscal 2017.

Gross profit for the first six months of fiscal 2018 was $9.3 million, or 54.5% of total revenue, an increase of $700,000 compared to $8.6 million, or 55.9% of total revenue, for the same period in the prior fiscal year.

Operating expenses for the first six months of fiscal 2018 increased by $119,000 to $7.0 million, an increase of 1.7% compared to $6.9 million for the same period last year. An increase in Research and Development expenses to support growth was partially offset by lower Sales and Marketing expenses.

Operating income for the first six months of fiscal 2018 increased by $581,000, or 32.8%, to $2.4 million, compared to $1.8 million for the same period in the prior fiscal year.

Other expense for the first six months of fiscal 2018 decreased by $29,000, or 12.0%, to $213,000, compared to $242,000 for the same period in the prior fiscal year.

Provision for income taxes increased to $1.1 million, or an effective tax rate of 52%, for the first six months of fiscal 2018, as compared to $64,000, or an effective tax rate of 4%, for the same period last year. The increase in the effective tax rate was primarily due to the implementation of the Tax Act that resulted in a write-down of our net US federal deferred tax assets to the lower statutory tax rate and one-time repatriation tax on deemed repatriation of historical earnings of foreign subsidiaries in the current fiscal year, and a partial release of our valuation allowance last fiscal year.

Net income for the first six months of fiscal year 2018 was $1 million, or $0.09 per basic and diluted share, compared to net income of $1.5 million, or $0.12 per basic and diluted share, for the same period last year. The net income for the first six months of fiscal year 2018 included $729,000, or $(0.06) per basic and diluted share, of additional income tax expense from the impact of the Tax Act.

Balance Sheet and Other Financial Highlights

●	As of December 31, 2017, the Company had $2.8 million in cash after capital expenditures and capitalized software development costs of $8.5 million.
●	As of December 31, 2017, the Company had $7.6 million of debt outstanding under its $11.5 million credit facility.
●	Stockholders' equity increased 17.2% from $9.7 million at June 30, 2017 to $11.3 million at December 31, 2017.
●	As of December 31, 2017, there were 12.6 million shares of common stock outstanding.

U.S. Tax Cuts and Jobs Act

On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act significantly revises the future ongoing U.S. corporate income tax by, among other things, lowering U. S. corporate income tax rates and the imposition of a territorial tax system with a one-time repatriation tax on deemed repatriated earnings of foreign subsidiaries. As the Company has a June 30 fiscal year-end, the lower corporate income tax rate will be phased in, resulting in a lower U.S. statutory federal rate, from the previously 34%, to a blended rate of approximately 28% for our fiscal year ending June 30, 2018, and 21% for subsequent fiscal years. During the quarter ended December 31, 2017, we were required to revalue our U.S. federal deferred tax assets and liabilities at the new federal corporate income tax rate in the period of enactment; accordingly, we recorded additional income tax expense of $0.7 million, which consisted of $0.5 million related to the write-down our net U.S. federal deferred tax asset to the lower statutory tax rate and $0.2 million for the one-time repatriation tax on deemed repatriation of historical earnings of foreign subsidiaries.

Business Outlook

The Company reaffirmed its expectations for fiscal year 2018 Adjusted EBITDA* in the range of $5.5 million to $6.0 million, on a constant currency basis.

Conference Call Information

The Company has scheduled a conference call for Friday, February 9, 2018, at 9 a.m. ET to review the results. Investors and interested parties can access the conference call by dialing:

●	Toll-Free: 1-800-239-9838
●	Toll/International: 1-323-794-2551
●	UK Toll-Free: 0800 358 6377

A replay will be available until February 23, 2018 by calling 1-844-512-2921 (United States) or 1-412-317-6671 (toll/UK/international). Please use pin number 3160019 for the replay.

A live webcast as well as a replay of the call will be accessible at the investor relations section of the Company's website, www.mamsoftware.com. The replay will be active for 60 days following the conference call.

About MAM Software Group, Inc.

MAM Software is a leading global provider of cloud-based business and on-premise management solutions for the auto parts, tire and vertical distribution industries. The company provides a portfolio of innovative software (SaaS and packaged), data (DaaS), and integration (iPaaS) services that enable businesses to intelligently manage core business processes, control costs and generate new profit opportunities. MAM's integrated platforms provide a wealth of rich functionality including: point-of-sale, inventory, purchasing, reporting, data and e-commerce. Wholesale, retail and installer business across North America, the U.K. and Ireland rely on MAM solutions, backed by dedicated teams of experienced service and support professionals. For further information, please visit http://www.mamsoftware.com.

Statement regarding use of non-GAAP financial measures

In this press release, the Company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the Company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the Company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the attached schedules.

*Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization adjusted to exclude non-cash equity compensation, and other special non-recurring charges. A reconciliation of adjusted EBITDA to net income (loss) can be found at the end of the following tables. Adjusted EBITDA is commonly used by management and investors as an indicator of operating performance and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP and it should not be considered as an alternative to net income (loss), or other financial statement data presented in accordance with GAAP in our consolidated financial statements.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including, increased competition; the ability of the Company to expand its operations through either acquisitions or internal growth, to attract and retain qualified professionals, and to expand commercial relationships; technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:

MAM Software

Brian H. Callahan

Chief Financial Officer

610-336-9045 ext. 240

Hayden IR

James Carbonara

Regional Vice President

james@haydenir.com

646-755-7412

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	June 30,
	2017	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$2,810	$1,260
Accounts receivable, net of allowance of $272 and $332, respectively	4,576	4,873
Inventories	222	154
Prepaid expenses and other current assets	905	1,260
Income tax receivable	-	168
Total Current Assets	8,513	7,715

Property and Equipment, Net	510	511

Other Assets
Goodwill	8,407	8,191
Intangible assets, net	621	639
Software development costs, net	8,459	7,634
Deferred income taxes	1,495	1,679
Other long-term assets	460	283
TOTAL ASSETS	$28,465	$26,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$958	$1,334
Accrued expenses and other liabilities	1,220	1,137
Accrued payroll and related expenses	1,189	1,605
Current portion of long-term debt	1,864	1,734
Current portion of deferred revenues	1,724	1,477
Sales tax payable	832	761
Income tax payable	864	506
Total Current Liabilities	8,651	8,554

Long-Term Liabilities
Deferred revenues, net of current portion	988	772
Deferred income taxes	1,272	682
Long-term debt, net of current portion	5,611	6,386
Other long-term liabilities	606	583
Total Liabilities	17,128	16,977
Commitments and Contingencies
Stockholders' Equity
Preferred stock: Par value $0.0001 per share; 2,000 shares authorized, none issued and outstanding	-	-
Common stock: Par value $0.0001 per share; 18,000 shares authorized, 12,575 shares issued and 12,570 shares outstanding at December 31, 2017 and 12,313 shares issued and 12,308 shares outstanding at June 30, 2017	1	1
Additional paid-in capital	14,447	14,180
Accumulated other comprehensive loss	(2,923)	(3,283)
Accumulated deficit	(172)	(1,207)
Treasury stock at cost, 5 shares at December 31, 2017 and June 30, 2017	(16)	(16)
Total Stockholders' Equity	11,337	9,675
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,465	$26,652

MAM SOFTWARE GROUP, INC.

Condensed Consolidated Statements of Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2017	2016	2017	2016
Net revenues	$8,500	$7,382	$17,138	$15,444
Cost of revenues	3,999	3,494	7,806	6,812
Gross Profit	4,501	3,888	9,332	8,632

Operating Expenses
Research and development	1,192	956	2,195	1,851
Sales and marketing	986	1,032	1,739	1,942
General and administrative	1,442	1,442	2,932	2,952
Depreciation and amortization	58	56	116	118
Total Operating Expenses	3,678	3,486	6,982	6,863

Operating Income	823	402	2,350	1,769

Other Income (Expense)
Interest expense, net	(109)	(122)	(213)	(242)
Total other income (expense), net	(109)	(122)	(213)	(242)

Income before provision for income taxes	714	280	2,137	1,527

Provision for income taxes	793	30	1,102	64

Net Income (Loss)	$(79)	$250	$1,035	$1,463

Earnings (loss) per share attributed to common stockholders – basic	$(0.01)	$0.02	$0.09	$0.12
Earnings (loss) per share attributed to common stockholders - diluted	$(0.01)	$0.02	$0.09	$0.12

Weighted average common shares outstanding – basic	11,825	11,716	11,820	11,709
Weighted average common shares outstanding – diluted	11,825	11,813	12,151	11,805

Net Income (Loss)	$(79)	$250	$1,035	$1,463
Foreign currency translation income (loss)	95	(196)	360	(672)
Total Comprehensive Income	$16	$54	$1,395	$791

MAM SOFTWARE GROUP, INC.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Six Months Ended
	December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,035	$1,463
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt expense	5	237
Depreciation and amortization	283	252
Amortization of debt issuance costs	22	24
Deferred income taxes	744	5
Stock-based compensation expense	231	200

Changes in assets and liabilities:
Accounts receivable	392	111
Prepaid expenses and other assets	140	304
Income tax receivable	170	343
Accounts payable	(395)	20
Accrued expenses and other liabilities	(297)	(349)
Income taxes payable	358	-
Deferred revenues	422	240
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,110	2,850

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(60)	(47)
Capitalized software development costs	(864)	(1,519)
NET CASH USED IN INVESTING ACTIVITIES	(924)	(1,566)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	-	400
Repayment of long-term debt	(667)	(1,264)
Common stock surrendered to pay for tax withholding	-	(149)
Payment of fees for acquisition of debt	-	(25)
NET CASH USED IN FINANCING ACTIVITIES	(667)	(1,038)

Effect of exchange rate changes	31	(105)
Net change in cash and cash equivalents	1,550	141
Cash and cash equivalents at beginning of period	1,260	491
Cash and cash equivalents at end of period	$2,810	$632

MAM SOFTWARE GROUP, INC.

Calculation of Adjusted Earnings before Interest,

Taxes, Depreciation and Amortization (Non-GAAP)

(Unaudited)

(In thousands)

	For the ThreeMonths Ended December 31,		For the SixMonths Ended December 31,
	2017	2016	2017	2016
Net income (loss) (GAAP)	$(79)	$250	$1,035	$1,463
Interest expense, net	109	122	213	242
Provision for income taxes	793	30	1,102	64
Depreciation and amortization	141	124	283	252
Non-cash stock compensation	134	116	231	200
Adjusted EBITDA (Non-GAAP)	$1,098	$642	$2,864	$2,221